Ex. 23(a)-1

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-4 and Prospectus of First Merchants Corporation, relating to the issuance of securities in the proposed merger of Francor Financial, Inc. into First Merchants Corporation, of our report, dated January 22, 2001, except for note 19 as to which the date is February 8, 2001, on the consolidated financial statements of First Merchants Corporation as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000. We also consent to the reference to our firm appearing under the heading "Experts" in the Prospectus.

Olive LLP
April 6, 2001
Indianapolis, Indiana

                                  Ex. 23(a)-1